UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 26, 2013

AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle, Suite 109 Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01     Other Events

On June 26, 2013, Robert C. Ammerman filed an action in the Court of Chancery of the State of Delaware against the four directors (the “Preferred Directors”) of Ameritrans Capital Corporation (the “Company”) elected by the separate vote of the holders of the Company’s 9 ⅜% participating cumulative preferred stock, face value $12.00 per share (the “Preferred Stock”), and against the Company as nominal defendant. The action seeks an order to validate actions taken by putative written consents (the “Consents”) of the holders of a majority of the Preferred Stock delivered by Mr. Ammerman and certain other holders of Preferred Stock to the Company, including the removal of the incumbent Preferred Directors and the appointment of four different individuals, including Mr. Ammerman (the “Ammerman Faction”) as Preferred Directors. The action also seeks to invalidate the provisions of the Company’s bylaws establishing the quorum and vote required for board action. Mr. Ammerman has moved to expedite the proceedings. He is also apparently seeking the entry of a status quo order that would limit the ability of the board to take certain actions during the pendency of the action.

The Company believes the appointment of the Ammerman Faction pursuant to the Consents was invalid. The Company believes that these latest actions reflect Mr. Ammerman’s continuing strategy to advance his own private interests, rather than those of the Company and all of its stakeholders, even at the cost of crippling the Company’s operations during a critical period for the Company. The Company is troubled by Mr. Ammerman’s routine failure to provide full and fair disclosure of his self-serving actions to the Company’s public shareholders, in apparent violation of Federal securities laws. These securities laws require large shareholders such as Mr. Ammerman who attempt to affect any change in the Company’s board of directors or in the operations of the Company to clearly and continually publicly update public shareholders with respect to such shareholders’ plans and proposals with respect to the Company. In keeping with his apparent strategy of keeping public shareholders in the dark regarding actions that will affect their interests in the Company, Mr. Ammerman has continually failed to publicly disclose his plans, proposals and even past actions with respect to the Company.

Federal securities laws also require that an information statement regarding actions proposed to be taken by written consent without a meeting be filed by the Company in preliminary and definitive form with the Securities and Exchange Commission and distributed to shareholders a fixed period of time prior to the effectiveness of such action by written consent. Mr. Ammerman’s failed bid to present his purported reconstitution of a majority of the board as a fait accompli, taken by secret written action, made no provision for the dissemination of fair and complete information to public shareholders.

The Company intends to vigorously defend itself from the actions filed by Mr. Ammerman and to take all other actions it deems advisable, including, without limitation, actions against Mr. Ammerman, to address the various Federal securities law violations that it believes have deprived its public shareholders of their rights to full and complete information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: July 2, 2013	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President